Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Record Quarterly Revenues and Profits

Record Quarterly Global Truck Deliveries and Parts Sales Drive Results

April 30, 2019, Bellevue, Washington – “PACCAR reported record revenues and net income for the first quarter of 2019,” said Ron Armstrong, chief executive officer. “PACCAR delivered a record quarterly number of trucks, driven by Kenworth, Peterbilt and DAF’s strong market share and robust global truck demand. PACCAR Parts achieved record quarterly revenues and pretax profits.

I am very proud of our 28,000 employees who have delivered industry-leading products and services to our customers.”

“Our customers are profitable and benefiting from continued economic and freight growth in North and South America and Europe”, added Armstrong. “We expect 2019 to be another excellent year for PACCAR. Kenworth and Peterbilt’s 2019 build schedules are substantially full; DAF is increasing market share in the European market; and the South American above 16-tonne truck market is expected to increase approximately 25% in 2019 compared to last year.”

First quarter 2019 net sales and financial services revenues were $6.49 billion, 15 percent higher than the $5.65 billion earned in the first quarter of 2018. PACCAR achieved net income of $629.0 million ($1.81 per diluted share) in the first quarter of this year, 23 percent higher than the $512.1 million ($1.45 per diluted share) earned in the same period last year. “After-tax return on revenues was an impressive 9.7%,” noted Armstrong.

First Quarter Share Repurchases and Long-term Dividend Growth

PACCAR repurchased 491,000 of its common shares for $32.8 million during the first quarter of 2019. PACCAR’s Board of Directors approved the repurchase of $300 million of its outstanding common stock in July 2018, and an additional $500 million of its common stock in December 2018. Stock repurchases of $507.2 million are remaining under these authorizations.

PACCAR has paid an annual dividend every year since 1941 and increased its regular quarterly dividend an average of 11% per year during the last 20 years. “PACCAR has delivered annual dividends, including regular quarterly and extra cash dividends, totaling approximately 50% of net income for many years,” said Harrie Schippers, PACCAR president and chief financial officer.

Highlights – First Quarter 2019

Highlights of PACCAR’s financial results during the first quarter of 2019 include:

•	Record consolidated net sales and revenues of $6.49 billion.
•	Record net income of $629.0 million.
•	Record global truck deliveries of 51,500 units.
•	Record PACCAR Parts revenues of $1.00 billion and pretax profits of $207.6 million.
•	Research and development expenses of $78.3 million.
•	After-tax return on revenues of 9.7%.
•	Manufacturing cash and marketable securities of $3.81 billion.
•	Stockholders’ equity of $9.11 billion.

“PACCAR achieved outstanding financial results in the first quarter of 2019. Record truck deliveries and strong aftermarket parts sales delivered Truck, Parts and Other gross margins of 15.0 percent. PACCAR’s suppliers provided excellent support for PACCAR’s truck production and aftermarket parts business,” noted Preston Feight, PACCAR executive vice president.

Global Truck Markets

“First quarter 2019 U.S. and Canada Class 8 truck industry retail sales increased 23% compared to the same period last year,” said Gary Moore, PACCAR executive vice president. “The strong U.S. and Canada Class 8 truck market and backlog reflect the growing economy and record freight demand. Class 8 truck industry retail sales for the U.S. and Canada are projected to be in a range of 295,000-315,000 vehicles in 2019.”

DAF’s European above 16-tonne truck registrations increased 10% in the first quarter of 2019 compared to the same period last year. “DAF achieved a record 17.1% market share in the European above 16-tonne segment in the first quarter this year,” said Harry Wolters, DAF president. “We estimate that European truck industry registrations in the above 16-tonne market in 2019 will be in a range of 290,000-320,000 trucks.

The Brasilian above 16-tonne truck market is projected to rebound by approximately 30% to 65,000-75,000 vehicles in 2019, compared to 53,000 vehicles last year. “DAF Brasil is increasing its market share in a growing Brasilian truck market,” said Carlos Ayala, DAF Brasil president. PACCAR Parts is constructing a new 160,000 square foot parts distribution center (PDC) in Ponta Grossa, Brasil to be opened in 2020.

DAF Brasil Factory in Ponta Grossa, Brasil

PACCAR Parts Achieves Record Revenues and Profits

PACCAR Parts’ 18 PDCs support 2,200 DAF, Kenworth and Peterbilt dealer sales, parts and service locations. PACCAR Parts earned record quarterly pretax income of $207.6 million in the first quarter of 2019, which is 8% higher than the $191.8 million earned in the same period last year. PACCAR Parts achieved revenues of $1.00 billion in the first quarter of 2019, which is 7% higher than the $939.9 million reported in the same period last year.

David Danforth, PACCAR vice president and PACCAR Parts general manager, said, “PACCAR Parts’ outstanding growth has been driven by investments in PDCs, increased dealer locations including TRP Stores, expanded PACCAR-branded and TRP product lines, industry-leading fleet services and e-commerce programs, and a growing number of PACCAR trucks and engines in operation. PACCAR Parts has achieved 8% average annual sales growth over the last 15 years.” PACCAR Parts has begun construction of a new 250,000 square foot PDC in Las Vegas, Nevada, which will open in 2020.

New PACCAR Parts Distribution Center in Las Vegas, Nevada (rendering)

PACCAR Financial Achieves Strong Results

PACCAR Financial Services (PFS) has a portfolio of 202,000 trucks and trailers, with total assets of $14.91 billion. PACCAR Leasing, a major full-service truck leasing company in North America and Europe with a fleet of 38,000 vehicles, is included in this segment. PFS’ first quarter 2019 pretax income was $84.0 million, 24 percent higher than the $67.5 million earned in the first quarter of 2018. PFS achieved first quarter 2019 revenues of $349.5 million compared to $332.2 million in 2018. “PFS’ portfolio performed well during the first quarter of 2019,” said Todd Hubbard, PACCAR vice president. PFS will open used truck centers in Prague, Czech Republic, and Denton, Texas, in 2019. “PFS continues to enhance its truck remarketing capabilities, in support of increased demand for DAF, Peterbilt and Kenworth trucks,” added Hubbard.

PACCAR Financial Used Truck Center

“PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 24 countries on four continents,” said Craig Gryniewicz, PACCAR Financial Corp. president. “PACCAR Financial Services has excellent access to the debt markets, issuing $637 million in three-year term notes during the first quarter of 2019.”

Capital Investments and Research and Development

PACCAR’s excellent long-term profits, strong balance sheet, and consistent focus on quality, technology and productivity have enabled the company to invest $6.2 billion in world-class facilities, innovative products and new technologies during the past decade. “In 2019, capital expenditures of $625-$675 million and research and development expenses of $320-$340 million are targeted for new truck models, integrated powertrains including electric, hybrid and hydrogen fuel cell, advanced driver assistance systems, truck connectivity, and enhanced manufacturing and parts distribution facilities,” noted George West, PACCAR vice president.

PACCAR is investing in its Columbus, Mississippi PACCAR engine factory. “This investment increases engine production capacity to support Peterbilt and Kenworth engine sales and market share growth,” said Darrin Siver, PACCAR senior vice president. “The Columbus engine factory produced its 200,000th PACCAR MX engine in the first quarter of 2019, since production began in 2010.”

DAF LF Electric, CF Electric and CF Hybrid Trucks

Peterbilt, Kenworth and DAF are field-testing battery electric, hydrogen fuel cell and hybrid powertrain trucks with customers in North America and Europe. “PACCAR is enhancing its environmental and engineering leadership with the development of innovative alternative powertrain commercial vehicles. These customer field-tests are providing excellent feedback on future truck technologies,” said Kyle Quinn, PACCAR chief technology officer.

PACCAR will hold a conference call with securities analysts to discuss first quarter earnings on April 30, 2019, at 8:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q1 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through May 10, 2019. PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR.  Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended
	March 31
	2019	2018
Truck, Parts and Other:
Net sales and revenues	$6,138.1	$5,321.8
Cost of sales and revenues	5,217.1	4,535.5
Research and development	78.3	76.0
Selling, general and administrative	136.9	137.1
Interest and other (income), net	(10.3)	(18.7)

Truck, Parts and Other Income Before Income Taxes	716.1	591.9

Financial Services:
Revenues	349.5	332.2
Interest and other	230.8	227.7
Selling, general and administrative	32.5	31.1
Provision for losses on receivables	2.2	5.9

Financial Services Income Before Income Taxes	84.0	67.5
Investment income	19.3	10.0

Total Income Before Income Taxes	819.4	669.4
Income taxes	190.4	157.3

Net Income	$629.0	$512.1

Net Income Per Share:
Basic	$1.81	$1.45
Diluted	$1.81	$1.45

Weighted Average Shares Outstanding:
Basic	347.2	352.5
Diluted	347.8	353.5

Dividends declared per share	$.32	$.25

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	March 31	December 31
	2019	2018
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$3,814.7	$4,299.6
Trade and other receivables, net	1,736.2	1,314.4
Inventories, net	1,272.6	1,184.7
Property, plant and equipment, net	2,521.5	2,480.9
Equipment on operating leases and other, net	1,903.3	1,803.2
Financial Services Assets	14,908.7	14,399.6

	$26,157.0	$25,482.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$5,592.8	$5,710.9
Financial Services Liabilities	11,458.7	11,178.6
STOCKHOLDERS' EQUITY	9,105.5	8,592.9

	$26,157.0	$25,482.4

Common Shares Outstanding	346.5	346.6

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Three Months Ended March 31,	2019	2018
OPERATING ACTIVITIES:
Net income	$629.0	$512.1
Depreciation and amortization:
Property, plant and equipment	81.4	93.6
Equipment on operating leases and other	177.7	179.9
Net change in trade receivables, inventory and payables	(130.0)	(47.9)
Net increase in wholesale receivables on new trucks	(402.7)	(233.0)
All other operating activities, net	7.6	20.6

Net Cash Provided by Operating Activities	363.0	525.3

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(102.8)	(98.4)
Acquisitions of equipment for operating leases	(287.4)	(276.7)
Net increase in financial services receivables	(119.0)	(131.1)
Net (increase) decrease in marketable debt securities	(56.0)	320.1
Proceeds from asset disposals	164.5	130.0

Net Cash Used in Investing Activities	(400.7)	(56.1)

FINANCING ACTIVITIES:
Payments of cash dividends	(806.1)	(510.1)
Purchases of treasury stock	(32.9)	(13.5)
Proceeds from stock compensation transactions	15.9	9.5
Net increase in debt	272.8	174.8

Net Cash Used in Financing Activities	(550.3)	(339.3)
Effect of exchange rate changes on cash	(5.3)	9.5

Net (Decrease) Increase in Cash and Cash Equivalents	(593.3)	139.4
Cash and cash equivalents at beginning of period	3,435.9	2,364.7

Cash and cash equivalents at end of period	$2,842.6	$2,504.1

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended
	March 31
	2019	2018
Sales and Revenues:
Truck	$5,107.3	$4,353.0
Parts	1,004.7	939.9
Financial Services	349.5	332.2
Other	26.1	28.9

	$6,487.6	$5,654.0

Pretax Profit:
Truck	$517.0	$395.2
Parts	207.6	191.8
Financial Services	84.0	67.5
Investment Income and Other	10.8	14.9

	$819.4	$669.4

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended
	March 31
	2019	2018
United States and Canada	$4,121.8	$3,446.0
Europe	1,674.3	1,586.8
Other	691.5	621.2

	$6,487.6	$5,654.0

NEW TRUCK DELIVERIES

	Three Months Ended
	March 31
	2019	2018
United States and Canada	28,900	24,200
Europe	16,900	15,700
Other	5,700	4,600

	51,500	44,500